Exhibit 99.2
VISTACARE, #11092413
VISTACARE Q3 2007 EARNINGS CALL
August 9, 2007, 8:00 AM PT

Operator:	Good morning, ladies and gentlemen, and thank you for standing by. Welcome to the VistaCare Third Quarter 2007 Earnings Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the star, followed by the one on your touch-tone phone.

This conference is being recorded Thursday, August 9, 2007.

I would now like to turn the conference over to Doug Sherk of the EVC Group. Please go ahead, sir.

Doug Sherk:	Thank you, operator, and good morning everyone. Welcome to VistaCare’s conference call and webcast to review the financial results for the fiscal third quarter, which ended June 30, 2007.

The news release announcing the third quarter fiscal 2007 results was issued yesterday afternoon and is available on the VistaCare website. Should you need to have a copy sent to you, please call our office at (415) 896-6820 and we’ll get one to you immediately.

Before we begin, please note that we’ve arranged for a taped replay of this call, which may be accessed by telephone. This replay will take effect approximately one hour after the conclusion of today’s call and will remain available until Thursday, August 16, 2007, at midnight, Pacific Time. The dial-in number to access the replay is (800) 405-2236, or for international callers, (303) 590-3000. The pass code required to access the call regardless of the number you dialed in from is 11092413 followed by the pound sign.

In addition, this call is being webcast live with a replay also available. To access the webcast, go to VistaCare’s website, www.vistacare.com.

Before we get started, during the course of this conference call, the company will make projections or forward-looking statements regarding future events, the company’s beliefs about its operational outlook for fiscal 2007, and some comments about potential fiscal 2008 individual operating metrics performance, as well as the process of exploring strategic alternatives.

I wish to caution you that such statements are just projections that involve risks and uncertainties. The actual results may differ materially. There

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can be no assurance that the review of strategic alternatives will result in any agreements or transactions.

Factors that may affect actual results are contained in the company’s filings with the SEC, including Form 10-Q for the fiscal second quarter ended March 31, 2007, and Form 10-K for the fiscal year ended September 30, 2006.

In addition, the factors underlying the company’s forecast are dynamic and are subject to change, and therefore, these forecasts speak only as of the date they are given. The company does not undertake to update them. However, they may do so from time to time, and if they so choose, they will disseminate to the public.

During the course of today’s call, the company will discuss certain non-GAAP financial information, specifically to provide the third quarter fiscal 2007 pro forma net loss and earnings per share excluding restructuring expenses for severance and closure costs and the tax effects of adjustments. We’re providing this information because we believe doing so provides a more meaningful and consistent comparison of our ongoing operating results compared with historical results. A table reconciling the GAAP financial information to non-GAAP information is included in the tables accompanying yesterday’s release and is available on the VistaCare website.

Today, we will also be following the format of taking two questions per questioner and then we invite you to re-queue.

Now, I’d like to turn the call over to Rick Slager, Chairman and Chief Executive Officer of VistaCare.

Rick Slager:	Thank you, Doug, and good morning everyone. Thanks for joining us today. With me is Henry Hirvela, our Chief Financial Officer.

Yesterday after the market closed, we issued our fiscal third quarter results. And while Henry will review the financial highlights of the quarter in a few moments, the primary focus of my comments this morning will be to expand upon the progress we have made in executing our plan to enable VistaCare to generate an EBITDA margin approximating 10 percent by the end of fiscal year 2008.

I would like to point out some highlights from our third quarter. We saw a slight sequential growth in both ADC and revenues, which, given our reduced number of programs and the announcement of further program reductions, was encouraging.

We continued to make progress in reducing our Cap exposure, although we are now in the most critical quarter for Cap as we approach the Medicare year-end.

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Patient care costs were still challenging, but we anticipate significant improvement over the next two quarters as the full benefit of our restructuring efforts take hold.

Now I’d like Henry to briefly review the highlights of our fiscal third quarter performance. Then I will talk further about our restructuring initiatives. Henry?

Henry Hirvela:	Thanks, Rick, and good morning to everyone. As Rick already stated, we are focused on improving the financial performance of VistaCare through the implementation of the restructuring plan that was approved by our Board of Directors at the end of June in which we discussed with our shareholders and with financial analysts during our conference call on June 28, 2007.

The third quarter results do not reflect the impact of the bulk of the restructuring initiatives since implementation began in earnest at the end of the third quarter.

To date, we’ve taken actions to realize annualized cost reductions of approximately $13 million, including the initial round of program closures and consolidations and SG&A reductions.

The primary drivers of the third quarter operating results were flat growth. While we did generate some growth in some of our core programs, we continued to experience overall flat ADC resulting from program consolidations, closures and sales, and stable patient admissions.

Higher patient care expense — patient care expense was too high based on our actual census for the year.

And finally, SG&A expense — it was just too high.

The restructuring plan is addressing all three of these areas. Initial steps to reorganize the sales and marketing area were taken in the third quarter when the sales professionals were placed under the direction of the program executive directors to more effectively direct and coordinate their sales efforts and better control their expenses.

In patient care expense, the identified additional program closures, sales, and consolidations will continue to reduce the number of under-performing programs and allow us to focus our efforts on core programs.

In addition, we are addressing overstaffing in our IPUs and home care programs that are operating above our labor benchmarks, and we have identified and are implementing approximately $4 million in annualized patient care labor expense reductions to date.

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The most immediate impact of the restructuring plan is being seen in the SG&A area. Cumulatively, we have taken actions to realize $9 million in annualized SG&A reductions through the end of the third quarter.

Turning to the results for the third quarter, revenues were down slightly from the third quarter 2006 due to 124 lower ADC, or a 2.4 percent decrease, which was partially offset by a 3.4 percent Medicare reimbursement rate increase that was effective on October 1, 2006, and a 33 percent increase in general in-patient days which carry a higher reimbursement rate.

The decline in ADC was the result of stable overall census offset by the closure and consolidation of programs during the second and third quarters.

Patient care labor expense for the quarter increased 8.2 percent over the prior year primarily due to market based salary increases, replacement hiring associated with filling vacant caregiver positions, and opening our new IPUs in Corpus Christi, Texas and Columbus, Georgia.

In addition, non-labor patient care expense increased due to higher travel, pharmacy, and subcontracted care expenses.

As a result, gross profit in the third quarter of fiscal year 2007 was approximately $3.4 million lower compared to the same quarter in fiscal 2006.

Total SG&A expense in the fiscal third quarter 2007 declined over $300,000 from the third quarter of fiscal 2006, led by a $600,000 reduction in SG&A salary expense.

The net loss for the third quarter in fiscal 2007 was $2.8 million, or 17 cents a share, compared to 1 cent a share loss in the third quarter of fiscal 2006.

On a pro forma basis, adjusting out severance and closure costs taken in the third quarter, the net loss for the quarter was $2.3 million, or 14 cents per share.

Compared to the second quarter fiscal 2007, net revenue in the third quarter increased slightly due to one additional day in the quarter, 16 percent higher GIP days, and 27 higher ADC.

Cap expense was approximately $200,000 lower in the third quarter representing a 17 percent decline. And this highlights, as Rick has already said, our continuing success in managing our Cap exposure.

In the third quarter 2007, patient care expense increased approximately $1.5 million from the second quarter due to one additional day in the

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quarter, our normal annual PTO adjustment which accounted for approximately one-third of the increase in the comparison, higher labor expense, and purchase service expense offset by slightly lower subcontracted care expense and pharmacy expense.

SG&A expense declined approximately $1 million, or 5 percent, compared to the second quarter, led by a 5 percent decline in SG&A salary expense which was the result of headcount reductions associated with implementing the restructuring plan.

On a GAAP basis, the net loss in the third quarter narrowed by approximately $400,000, and the EPS loss in the third quarter, as I mentioned before, was 17 cents, and this compares to a 19 cent per share loss in the second quarter.

On a pro forma basis, adjusting for severance and program closure costs, the third quarter EPS loss was 14 cents compared to a pro forma loss of 15 cents in the second quarter.

While the industry-wide CMS medical reviews caused our patient care receivables to increase by approximately $9 million in the third quarter, and were the main reason for the decline in our cash and short-term investment balance, our working capital position remains strong. This is basically a timing issue that we are actively managing and we’re confident that we have the cash reserves to sustain our operating activities while we work to collect all the claims that are being delayed by these medical reviews.

At the end of the quarter, we had no debt outstanding.

And now I’d like to turn the call back to Rick.

Rick Slager:	Thanks, Henry. When we talked with you about six weeks ago, we laid out our restructuring plan designed to bring us back to EBITDA margins of approximately 10 percent by the end of fiscal 2008. The plan centers on realizing approximately $29 million in net cost savings by September 30, 2008. We are well on our way to achieving that goal.

Executing the plan involves $45 million in gross savings minus the anticipated revenue impact from site closures, consolidations, or sales. We are on target to realize the first meaningful impact from our efforts during the fourth quarter of 2007.

You may recall that the cost savings part of our plan has two broad components — patient care expense reductions and SG&A expense reductions. We expect to generate significant cost savings from reductions to labor and benefit expenses by means of headcount reductions from site sales, closures, or consolidations, as well as more efficient labor management.

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The plan identified nine programs and one IPU to be consolidated, closed, or sold. To date, we’ve consolidated three programs and the remaining are expected to be consolidated, closed, or sold by the end of the calendar year. Although these programs are valuable and provide significant contributions to their respective communities, they may be a better fit for other health care providers.

With the site rationalization component of our program well under way, management can focus on maximizing the performance of our programs and IPUs as we pursue strategic alternatives.

On a sequential basis, we generated higher census at the remaining programs during the just completed quarter, and we are pursuing various initiatives to achieve more efficient labor management at our programs.

Our goal in this area is to achieve uniform compliance of our labor operating model. The company has been actively addressing staffing levels and programs that are currently operating above the company’s labor benchmarks.

And going forward, we believe that our remaining 42 programs and six IPUs will continue to perform at the target levels required to achieve our 10 percent overall EBITDA.

Another major contributor to our cost reduction effort is in the area of reduced SG&A. To date, we’ve achieved $9 million in annualized SG&A cost savings. A large component of this $9 million has been realized by headcount reductions at the home office at the field management level.

Additional SG&A cost savings is being generated from site closures. As you may recall, our original target was $16 million in SG&A cost savings and we have already implemented actions to achieve well over half of that target.

To achieve that total SG&A cut goal, we have identified the remaining cuts and the personnel affected have been notified.

Another major focus of our plan is to reduce our patient care expense without sacrificing our high level of patient and family care.

This component of our P&L is not where it should be or needs to be. In the fiscal third quarter, it was 69 percent of our revenue and our goal is to bring it down to 60 percent of revenue while continuing to provide a high level of patient and family care.

We spent the better part of July refining our plan to better control patient care costs.

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The plan has been finalized and we are quickly moving to implement it across our organization. We expect to see the impact of this part of the plan beginning of the quarter that ends in December.

We are also pursuing efforts directed to lowering the use of subcontracted care and the cost of pharmacy, durable medical equipment, and medical supplies to purchase services.

In summary, we are making solid tangible progress towards our goals. We generated approximately $60 million in revenue during the fiscal third quarter, increased census, reduced SG&A, reduced Cap, began executing our plan to lower patient care costs, and are on track to realize our goal of $29 million of net annual cost savings by the end of the next fiscal year.

We are also on track to achieve our goal of approximately 10 percent EBITDA margins within the same timeframe.

Finally, as you know, we’ve been moving on parallel paths to review strategic alternatives while implementing the restructuring plan. While we aren’t able to provide any updates on our progress, I will say that the effort is well under way and we are fully engaged in this aspect of our plan to unlock shareholder value.

Operator, we are now ready to take questions.

Operator:	Ladies and gentlemen, at this time we will begin the question-and-answer session. As a reminder, if you have a question, please press the star, followed by the one on your touch-tone phone. If you would like to withdraw your question, press the star, followed by the two. In the interest of time, please limit yourself to two questions and then re-queue for additional questions.

Our first question is Ryan Daniels with William Blair. Please go ahead.

Ryan Daniels:	Yeah, guys, good morning. Quick questions for you — you’ve spent a lot of time the last couple of conference calls talking about some of the cost-cutting initiatives and it seems that those are right on path and kind of taking place according to plan. I was hoping that you could change the subject a little bit and maybe talk about kind of the future growth initiatives you’ve mentioned at some points in the past, some novel marketing initiatives to allow you to reaccelerate census growth. And while I know that it’s not in your numbers, I just want to get a feel for maybe kind of how those are being implemented and what you’re seeing in the competitive landscape, sort of your thoughts on the actual growth outlook for the company.

Rick Slager:	Sure, Ryan. Okay, as you know, and we’ve talked about in the past on several of the calls, it is a very competitive environment. It’s interesting, at this point in time, that we are starting to see, in a number of states,

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hospices beginning to close, and you’re also seeing, on the competitive landscape, a number of upstream providers that are getting into the business. You’ve seen that through assisted living — you’ve seen it through home care — you’ve seen it through several of the other major players. That actually provides an opportunity. That opportunity is with potentially other long-term care players that would like to have and need to have, from a competitive perspective of their own, the opportunity to provide a hospice service. So the opportunity for some strategic relationships in that arena are more available now than they have been in the past.

We are working several relationships fairly hard. We’re not, at this point in time, ready to announce those. We have several in trial to see what the outcome of those can be, and as those start to progress, obviously, we will be discussing those at that time.

The real impact or the real focus, from our perspective outside of the strategic partners, is really more directed toward the one-on-one with referral sources that have either been historically good referrals for us or certainly referral sources that are coming into the market, and there is tremendous focus on that side now, at the local level, and we’re providing a lot of support and trying to do our part in the corporate office to help in that effort.

But I do see some changing on the landscape. I think Cap is having an impact on the number of providers. Certainly, we’re seeing it, as I said, falling in several states where Cap is playing a much bigger role, and I do think that we’re going to see some real opportunities.

Ryan Daniels:	Okay, great, that’s very helpful color. And then my follow-up is just on the CMS medical reviews. Can you just give us a little more color on that? Are those NCLOS reviews that are going on, or is that a little more comprehensive? And then how many of your sites are being impacted and maybe an update there if you’ve started to see any of the cash flows flow through yet or if you anticipate that can drag on a little longer and push some of that cash into the fiscal 2008 timeframe? Thanks.

Rick Slager:	I’ll start off and let Henry give you some of the “are we starting to see the returns to the cash flows.” What is occurring is not just with VistaCare. It’s occurring across the market with a lot of the health care providers. There’s just been an unusual — I think part of that is because NCLOS is based on your non-cancer length of stays and more and more hospices are seeing that the client — their number of cancer patients that are being treated is lower, and therefore, it brings up the review possibility.

We had, at the start, 25 provider numbers, which equated to about 44 of our locations under NCLOS review.

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So the impact of that is significant because the files that are pulled, you can’t bill on those files until there’s the determination made, and then when you can bill, you can only bill from a sequential basis one month at a time.

Ryan Daniels:	Right.

Rick Slager:	So you can imagine the impact of 25 provider numbers, 44 locations, and obviously, it’s reflected in the cash flow.

We’re now down to eight provider numbers that are still in the NCLOS process, and that entails 18 sites, so obviously, that’s dropped significantly.

We’ve had as many as 1,250 plus reviews, files pulled, and that’s the reflective impact of what’s happened to our cash position.

Whether or not we’re starting to see it come back, Henry, you might want to answer that.

Henry Hirvela:	Yeah, I think the major reason for the increase in accounts receivable in the third quarter — it was about a $9 million increase — was because of the NCLOS probe edits. We’re in the process of starting to work the collections more intensively as the programs come off of the probe edits. There is a timing issue associated with sequential billing on the patients that have been impacted.

And I’d also like to remind everybody that this process began last November and really hit full stride in the second quarter of fiscal 2007 for us.

So we’re really seeing the follow-on effect of a process that’s been going on for some time. And I think we are starting to see the programs come off of the NCLOS probe edit reviews. As they come off, we’ll resume billing and move the sequential billing forward which is going to take a period of a few months after they come off to clean it all up just because of the nature of Medicare billing.

But generally speaking, I think that we’re hopeful that we’re going to be seeing the rest of the programs coming off and that we’ll be able to catch up the billing here over the next few months, but it’s not going to happen overnight.

Ryan Daniels:	Okay, and then one real quick follow-up — is it safe to assume the kind of charge denial rates have been similar to the past so nothing novel there from the NCLOS reviews?

Rick Slager:	We’ve been pleased with the — the denial rate has been historically very good to us as it continues to be, and then those that even have been denied,

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the appeal process has found those to be eligible patients as well. As Henry said, it’s a timing issue given the number of charges.

Ryan Daniels:	Right, okay, great, thanks for that color, guys.

Rick Slager:	Thank you.

Operator:	Our next comes from Kevin Fischbeck with Lehman Brothers. Please go ahead.

Rick Slager:	Hey, Kevin.

Kevin Fischbeck:	Thank you, good morning. You gave some good data on the cost savings that you achieved so far during the quarter. Do you have a revenue number from the site closures annualized?

Henry Hirvela:	Well, I think, Kevin, when we announced the restructuring plan, we were talking in terms of approximately $16 million in annualized revenues that were going to be lost as a result of closures, consolidations, and sales. I don’t have the precise number in the third quarter for closures completed through the third quarter, but my guess would be somewhere around $10 million.

Kevin Fischbeck:	Okay, so you’re at $10 million of the $16 million that you’re eventually going to close.

Henry Hirvela:	Somewhere around that number, probably $8 million to $10 million.

Kevin Fischbeck:	Okay.

Henry Hirvela:	Approximately.

Kevin Fischbeck:	And I guess if you can give a little more color on the cost-cutting initiatives. First, the labor issues, you talked about expected higher labor. How many sites is that? Is it a full number of sites that are really out of whack or is it a number of sites that are just slightly above? And then I believe last quarter you were switching your PBM — how is that transition going?

Rick Slager:	Well, in terms of, I guess, just the patient care piece, I would say that by and large, I mean we have — the sites — as I said before, we’ve got a number of sites historically that perform very well and are staying within the patient care expense. The impact is, I would say, heavier in those sites that are going to be sold, consolidated, or closed. That certainly is an impact right, but it isn’t across the board where we really have to look at it from an across the board perspective, but, as I said, we still have a number of sites that are doing exceptionally well in that category.

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But as long as we continue to have those sites — I mean we talked about nine on the call in June — one of those sites has been closed since June that was in that quarter and two more that closed in July. And as I said, we’ve got six more to go on that front. And so we’re carrying some things there.

But the other side of that too is that we had a couple of unusual events. Certainly, we did open two IPUs in the quarter. We opened one. The other one just opened recently but basically had to staff for it. So there were a couple things — PTO adjustment — that did impact the quarter a little bit, but we’re confident we’re going to be able to rein those in.

Kevin Fischbeck:	Okay, and then on the PBM.

Rick Slager:	Oh, the PBM, we actually saw pharmacy costs come down this quarter over last quarter, so we think we’re making some progress on that front but certainly not to the level where it needs to be, but we are feeling better about making progress.

Kevin Fischbeck:	Okay, great, thanks.

Henry Hirvela:	Let me come back and amend the $8 million to $10 million revenue decline associated with closed sites. I just did a little bit more precise calculation. It looks like it’s going to be $6 million to $8 million so far. We still have programs in the central part of the country that are fairly large that we are going to be dealing with over the next few months.

Kevin Fishbeck:	Okay, thanks, that’s helpful.

Operator:	Our next question comes from Eric Gommel with Stifel Nicolaus. Please go ahead.

Eric Gommel:	Good morning.

Rick Slager:	Hey, Eric.

Eric Gommel:	I wanted to just clarify one thing on the labor costs. These vacant positions you filled, were these permanent replacements or are you using temporary staffing to fill any of these vacancies?

Henry Hirvela:	Yeah, Eric, these were basically filling critical necessary positions. They were permanent replacements, and that, we feel, is, of course, a much more cost-effective better answer than using contract labor which comes at a premium. So the hiring, the incremental hiring related primarily to filling open caregiver positions. There were home health aides and nurses. We had some medical director positions that were open that were filled. So it was basically the necessary positions.

Where we did not make progress was making reductions in programs that are operating well above their staffing model guidelines.

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Eric Gommel:	And I’m assuming that when you’re looking at the strategic alternatives, given sort of the cash position you have and no debt, that — I mean is share buy-back one of the options that you’re looking at at this point?

Rick Slager:	It’s definitely on the table. It’s one of the things that we’re looking at but not something that I would say today we’re going to be announcing. We’re looking at all the alternatives and it’s certainly something that we haven’t taken off the table.

Eric Gommel:	And then just a follow-up to that — I mean when you look at strategic alternatives, I mean I’m also — is a sale — I mean can you comment at all about — would a sale be something you’re thinking about or can you talk a little bit about that?

Rick Slager:	Well, I think certainly, a sale is an alternative. I think that a sale — a merger of the company is — along with potential stock buy-back — those are all, we think, very real potentials and it’s certainly something that we’re examining at this time.

Eric Gommel:	Okay, thanks.

Rick Slager:	Thank you.

Operator:	Our next question comes from Kemp Dolliver with Cowen and Company. Please go ahead.

Kemp Dolliver:	Hi, thanks. Just a follow-up on the staffing question — what were the drivers of these overstaffing situations to begin with? I think that would give us some perspective on what exactly you can achieve here.

Rick Slager:	When you say the drivers of the overstaffing, I mean the — what I guess I would underscore is what’s happened is that we’ve got several sites that certainly have not fallen in line with the benchmarks that we have outlined. And we have, in the past, historically staffed for growth, and as we have staffed for growth and the growth didn’t arrive, then we typically found ourselves overstaffed. To get the company to pull back and say, “You know what? The growth hasn’t been there. We need to follow the growth with the staffing.” Philosophically, it is a little bit of a different approach but it is being hammered at this point in time throughout the organization and there’s a lag time to it.

I would say the biggest issue this quarter, as Henry spoke earlier, were the few things that did hit, some of the unusual things that hit in the quarter where you are staffing IPUs before you have patients because you have to in order to open the IPUs, in order to provide the service from day one — some of the medical director positions that we filled that needed to be filled — and then the catch up in the whole PTO side which typically hits

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us in a quarter and it hit us really hard this last quarter — I think that was about $.5 million of the number. So there were a number of items that hit.

But the reality of the ability to impact this is very doable. We do have a very clearly and well-defined staffing model, that the sites that have been over and that have not followed the staffing model for whatever reason will be brought in line.

Henry Hirvela:	Yeah, I’d add to that, that really comes down to site level, program level execution. We have quite a few of our programs that, as Rick mentioned, are outstanding performers. They are well within the staffing benchmarks that we use. A number of programs, the ones that we have closed, sold, and consolidated frankly were very far outside. And so as we reduce the number of programs, that’s going to take too much time frankly, given the urgency that we have to address the issues in the rest of the under-performing programs, that can be improved if we can put concentrated and focused on it, is really the strategy, so maintaining the excellent performance in the high-performing programs. We are moving to close, consolidate severely under-performing programs. And the ones that are outside benchmark but can be brought into benchmark beginning with the approval of the restructuring plan, we are renewing and focusing on a lot of intense effort on bringing those programs into benchmark as quickly as we can. But it really is a program-by-program dependent upon site leadership at the program. And we can’t do it all from Scottsdale. They’ve got to actually do the work necessary to support the objectives, which is to bring everybody in the labor modeling programs.

Eric Gommel:	That’s helpful, and just quickly on the collections and medical reviews, Medicare generally pays through the PIP process, and when you talk about going back and working accounts, what exactly does that entail, given that you should be getting regular cash flow anyway?

Henry Hirvela:	Yeah, we are — it’s a little complicated. Rather than getting into all the detail on the call, but effectively, when a program is put on probe edits, we have a procedure where we bill once a month. Every time we bill, 25 patient files are pulled as long as that program is on probe edits. So what we are going to do, even on the programs that are on probe edits, we’ll still continue billing but we slow down the frequency of the billing to help manage the paperwork associated with the additional development requests, the ADRs on the patients whose files are pulled.

As the programs come off, depending on how long they are on, we can have a backlog of claims for patients whose files were pulled. Those claims then need to be sequentially billed. We can’t push all the claims through at once.

The Medicare — the prescribed procedures require us to bill sequentially, so we start with the oldest claim, bill that. We have to collect on that

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claim before we then forward the next oldest claim, which is then processed, paid, and so forth.

So as I said, these probe edits began back in November and gained quite a bit more momentum in the second quarter of fiscal 2007. So we do have, in some cases, some pretty long list of claims for patients on some of the programs that have been going on for awhile. It’s just going to take us a little bit of time to work through it.

Operator:	Our next question comes from Lawrence Sorce with Robert W. Baird. Please go ahead.

Lawrence Sorce:	Good morning, gentlemen.

Rick Slager:	Hi, Lawrence.

Lawrence Sorce:	We’ve kind of talked around this issue through some of the earlier calls, but I’m very interested in what you feel the morale of the company is among your employees when you have the level of change that’s going on and the potential turbulence in the very, very people oriented business. What would you rate your morale to be?

And then secondly, how are you handling that issue particularly in locations where costs may have become somewhat out of control so that we protect the franchise of VistaCare?

Rick Slager:	Well, first of all, that’s a very good question. I would say that if I had to rank the morale, given — and this is obviously something that we’re very concerned with and very focused on — but I would say that I think there’s a cautious optimism. It’s certainly not exuberant and there’s obviously the concern of change that impacts everyone, and yet the cautious optimism in that the field feels that we do a great job and we’re great in the markets in which we’re in. The opportunities are going to continue to be there, but boy, it’d be nice to get rid of some of the uncertainty.

And I would say it’s overall positive. It is obviously — the sooner there is some resolution to some of this, the sooner, I think, that we can move forward with great enthusiasm, but it’s overall positive.

We’ve done, I think, a good job in communicating and keeping the field abreast of what is going on within the organization. And I think there’s a general understanding of the changes and the cuts that had to be made. They realize that they had to be made for the good of the whole, and obviously, that’s not always something that’s easy. But I think that overall, it’s been received well because people want to see VistaCare continue and VistaCare continue to provide the services that it is where it’s provided those services.

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As far as the costs, certainly in those sites that have been identified for potential sale or closure or consolidation, they can handle it one of two ways — in fact, I met with four of them this past week — one of two ways meaning they can either really charge ahead and figure there is a future and/or they can just fold. And my feeling was, after visiting the four, that we’ve got fighters within the organization and they still see an opportunity here and that they do know that they are valued, they do know they’re providing great service in the community, and they do know that they’d like to continue to remain with VistaCare but understand that there may be a better partner for them elsewhere.

So that’s in general, but I feel like we’re doing as good a job of managing that process as we can and I think so far it’s gone fairly well.

Lawrence Sorce:	Thank you.

Operator:	Our next question comes from Dawn Brock with JP Morgan. Please go ahead.

Dawn Brock:	Good morning, guys.

Rick Slager:	Hi, Dawn.

Dawn Brock:	On the site leadership commentary you were giving before, I think that I’d just like to get a little bit of color around the number of reps you have right now, the kind of incentives or just philosophy around what you’re telling them and how the referrals are coming in or how those trends are changing in order to drive the demand in the markets, either where you’re seeing strength or where you’re seeing weakness.

Rick Slager:	Well, in terms of the admissions and in terms of the growth, as we stated, we actually saw in this past quarter with all the activity that’s going on that we have seen slight growth and that growth has principally been with the sites that are the go-forward sites with the company.

Obviously, where we’ve lost some census has been in some of those sites where we either have closed them down or sites where we have announced that they will be sold or consolidated.

So overall, we’re actually seeing — we did see some growth and it was reflected in the overall number but even more so when you looked at those that will be going forward.

There’s a tremendous amount of focus on what we call the “A accounts,” those accounts that have been historically good accounts and making sure that we’re doing the right things for them and with them.

And in terms of numbers, when we went through this process and really did weed out the sales piece that was not performing at the level that they

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needed to perform, I want to say that I think we’re running around 110 to 115 in the sales, the direct sales line. And as you can tell from the numbers, just down about quarter-over-quarter — down 100, or 2 percent, on the admissions side, and that could pretty much be accounted for those sites that are no longer a part of our program.

So from a performance perspective, we are ready to, I think, turn the spigot back on. We moved the sales force, as Henry mentioned in his comments, under the direct leadership of the site executive director, at the site level to drive a more focused sales effort, and I do think that we’re starting to see some of the results of that in a positive way.

Dawn Brock:	Okay, that’s excellent. I think just to follow up a little bit further, on the rep side, are you seeing — like if you take that 110 to 115, how many of them would you characterize as being kind of new hires versus your more tenured sales reps?

Rick Slager:	Well, I think the — and again, I don’t have the number right in front of me — but I would say that the force that we have now is a more seasoned group by and large, but there has been turnover in that and we are continuing just like all the other companies out there — we’re continuing to educate and train new hires. But I think it’s a fairly stable group at this point, but stable and concerns with sales people is — maybe it’s a little bit of an oxymoron but it’s — I do think that we are seeing a — we’re certainly seeing better results from the individuals that we have across the board providing the sales effort.

The other thing that we’re seeing with the programs really taking hold of this as their responsibility as well as the entire program, I think we’re getting a little more effective sales out of our executive directors as well as some of the other leadership at the site level that are taking it on as well

So I think it’s — again, this one other site I was visiting this week, they all felt — the CNAs, the RNs, the social workers — they all felt that they were part of the sales force. So I think we are getting more of that labor than we’ve had in the past.

Dawn Brock:	Okay, that’s encouraging, thank you.

Rick Slager:	Thank you.

Operator:	Our next question comes from Frank Morgan with Jefferies & Company. Please go ahead.

Frank Morgan:	Quick question, going back to the probe edits, is that specific to one fiscal intermediary or is that across the board? Are you seeing that from more than one and which one will it be? Thanks.

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Henry Hirvela:	It’s Palmetto — Palmetto is our fiscal intermediary and they basically the fiscal intermediary work for most of the hospice providers. I can’t speak for the other FIs, but certainly for the Palmetto hospice, is that the Palmetto service hospice is across all hospices.

Frank Morgan:	Um-hmm [affirmative]. Refresh my memory here but didn’t we go through a big period of this several years ago specifically on this NCLOS issue? Does it not matter that you’ve already had one big round of audits and reviews of that? Why are they coming back a second time?

Rick Slager:	It’s typically, Frank, an annual event. I mean each year, they seem to have focused on more programs, and it is not something that once you’ve gone through it, they stop doing it again. It’s an ongoing process. And one of the rationales or reasons it has increased is certainly some greater scrutiny that I think CMS has required or is requesting and the fact that you have more and more programs now that have much lower cancer patient populations in terms of their overall percentage of care that they’re providing, which is what NCLOS is where it comes from. So as you have more programs with fewer cancer patients in their percentage of their patient based populations, you have more that are eligible for the NCLOS reviews, you have more of the files that get pulled.

Henry Hirvela:	But I think it’s also fair to say that this review, this industry-wide review is larger in scope and longer in duration that we’ve seen in recent memory, Rick.

Rick Slager:	Absolutely.

Henry Hirvela:	So I think it’s a little bit order of magnitude more than previous years.

Frank Morgan:	Okay, thank you.

Rick Slager:	Thank you, Frank.

Operator:	Our next question comes from Amrit Nagpal with Weintraub Capital. Please go ahead.

Amrit Nagpal:	Hi, can you hear me?

Rick Slager:	Yes.

Amrit Nagpal:	I had a couple of questions. The first question was really on the expense management. Can you just give us a sense for the lag that we’re going to see in the G&A savings, given the cost rationalizations and the program shutdowns? Basically what I’m trying to understand is when are we going to start to see dollar quarter-on-quarter reductions in G&A? That’s my first question.

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And the second question is on the strategic alternatives. Can you give us a sense for the likelihood of interested buyers to step in and assess the company and assess a company that’s not generating any profits now and have to discount future profits? And what is the appetite for something like that, given that all the profits are on the come?

Henry Hirvela:	Well, on the first question, we will start seeing the impact of the SG&A reductions, the full impact on a quarterly basis in the first quarter of 2009. We are letting — we have made quite a few of the actual headcount reductions. The balance of the headcount reductions, everybody has been notified and has been given final dates, but there is some wind-up work that is being done by some of the staff, the SG&A staff that has been cut. And we will be completing — their separation, their departure will occur before the end of this quarter. So there will be, in the fourth quarter, some additional dollars that will not be continuing in the first quarter of 2009, and we will provide a pro forma presentation, the fourth quarter numbers to adjust those out. But we will see actual clean numbers with the full reductions of what we talked about this morning and our progress to date reflected in the first quarter, the quarterly amount of that full $9 million annualized.

Amrit Nagpal:	Henry, just to interrupt you there, I guess I don’t understand the delay in the context of the sense of urgency that you’ve talked about for this restructuring program. It just doesn’t seem consistent with the sense of urgency that you guys have laid out as a management team and with now bringing in RA Capital.

Henry Hirvela:	Yeah, that’s a fair point. I think it’s relatively a small number of people. This is not the entire group. And basically, the SG&A staff that is remaining is working on projects that are associated with implementation of aspects of the restructuring plan. They’re doing valuable work that will allow us to achieve all of the objectives of the plan. There are quite a few process improvement initiatives that need to be completed for us to fully achieve all of the savings and the work of the people who are staying on for the next few weeks before they leave is aimed towards accelerating the process improvements and adding value going forward, and it’s literally an investment of a few salary dollars we’re making short term to be able to achieve an even bigger benefit over the full 18 months of the restructuring program.

Amrit Nagpal:	And I’m sorry — explain to me again that you said you were going to provide sort of pro forma results, so we’ll see some improvement in the September quarter but the full run-rate of improvements won’t occur for another four quarters after that. Did I —

Henry Hirvela:	No, no, no, no, no, no. We’ll see some improvement. I feel we’re going to see improvement in the fourth quarter of fiscal 2008. It’s the first quarter of fiscal 2009, the quarter ending December 31st that we’ll see clean numbers.

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Rick Slager:	Let me address —

Henry Hirvela:	And it’ll continue on from that point and we’ll be taking additional SG&A reductions as we go forward too. We’re just talking about the impact, the full impact on the first $9 million that we spoke about this morning — the full impact without having to do pro forma adjustments.

Amrit Nagpal:	Okay, so that will be reflected in the December quarter.

Henry Hirvela:	That is correct.

Amrit Nagpal:	Okay, because you’re saying 2009 and I guess I’m getting confused. I thought that’s the fiscal —

Henry Hirvela:	Well, I apologize — I misspoke.

Amrit Nagpal:	Okay, okay.

Rick Slager:	Let me address your second question, which was the interest level, and again, as we try to say and I know we walk carefully around, but the issue is that we’re really not in a position at this point in time to discuss the strategic alternatives or this whole process. I will say I believe that it will be a lot of interest and I will believe that from a number of perspectives. We’ve got a great platform. We’ve got a great number of programs that are phenomenal programs providing excellent returns. This is still a favored benefit by Medicare in terms of it is one of the, if not the only benefit that really is cost effective from the more you provide, the greater the return is to CMS. It continues to get a 3.4 or 3 plus percent increase every year and has been and it’s at least slated to do that again next year in terms of the reimbursement increase during the time when Medicare is obviously under great scrutiny for costs. And we’re one of the few large providers in the business, standalone business, and we’ve got a very good, excellent management team.

So I believe that we have something very special here and I know that our people do too, and so I don’t see this as something that — well, I just think there’s going to be interest.

Amrit Nagpal:	But I guess those factors have been true for a long time and the industry’s gone through a growth and now it appears to be going through a contraction cycle. And what you’re essentially asking is for a strategic buyer to, I presume, provide some discount to a future EBITDA target that is a function of paring down your assets and paring down your expenses at a greater level. And so I guess you’re saying there is appetite for doing that exercise and looking at what the pro forma EBITDA of this company will be in fiscal 2008 and fiscal 2009. Is that correct?

Rick Slager:	That is correct, yes.

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Henry Hirvela:	I don’t think the industry is going through a contraction. I think that the growth of the benefit, based on the trends that have been in place for a number of years, continues to point towards continued growth of the benefit in the future. I think some companies — certainly, we’ve struggled a bit here as we have refocused on operational execution issues, but I don’t think that the overall industry itself, the hospice segment of health care services is retrenching or pulling back in its growth.

Operator:	If there are any additional questions, please press the star followed by the one at this time. And as a reminder, if you are using a speakerphone, please lift your handset before pressing the numbers.

Our next question comes from Matt Ripperger with Citigroup. Please go ahead.

Matt Ripperger:	All right, thank you. I’m sorry if I missed a few of these, but can you just update us in terms of how many of your programs currently are in Cap right now?

And then secondly, can you update us in terms of your 10 percent EBITDA guidance for next year and what the underlying assumption is for Cap for that year?

Rick Slager:	Well, the Cap has continued to come down. The number programs still remains, or the number of provider numbers, around 10, which is far different than originally. As we noted earlier on, we’d have two, three, or four programs that had significant Cap. Now the Cap exposure is actually working to our advantage from the perspective that we have more programs that are close to that Cap exposure and being managed very well, and that gives you the longer length of stays, which does help in terms of a bottom line. And so I think we’ve done a really good job of shedding or fixing or managing those sites that have the very large Cap exposure. We still have a few, a couple that are certainly not where we want them to be, but by and large, the numbers, or the 10 provider numbers, that are relatively manageable. And so we’re seeing that number decrease going forward.

In terms of where we have in our numbers for 2008 —

Henry Hirvela:	We really haven’t completed the budget process for fiscal 2008. We’re in that now. But in the past, we really have looked at Cap as a percent of revenue somewhere in the 2 to 3 percent range as a guideline. And I just echo Rick’s comments that right now, we’re looking at an improved Cap expense relative to 2006 and relative to previous years. We are in the most critical phase of the year with regard to Cap expenses as we wind up the year and close our books in the next six weeks. But at the moment, I think we’re trending in a favorable direction. And there’s no reason, I

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think, based on what we’re seeing going forward, to believe that 2008 is going to be different than the trends we’ve seen over the last few years.

Matt Ripperger:	Just to clarify, so when we think about Cap, we should assume that, for some reason, Cap is not an integral variable in the achievement of your 10 percent margin for next year?

Henry Hirvela:	Well, Cap — there’s an implicit Cap assumption as we go forward, but we look at it primarily measuring the 10 percent EBITDA margin on net revenues, and net revenues do comprehend Cap expense.

Matt Ripperger:	So with the Cap —

Henry Hirvela:	So basically, what we’re seeing — the implicit assumption there is that we’re going to see a continuation of the trend that we’ve seen over the last few years, which is Cap approximating levels consistent with what we have achieved so far this year and over the last few years when we’ve had improvement.

Matt Ripperger:	So no deterioration basically.

Henry Hirvela:	That is correct.

Matt Ripperger:	Okay, and then given all the moving parts, can you just help us in terms of your sort of pro forma SG&A costs after these various initiatives, how much of that SG&A is related to the field based SG&A versus corporate?

Henry Hirvela:	It’s a combination. Obviously, some of the SG&A expense savings was achieved by closing programs, so a portion of the SG&A expense savings is tied to that. But we’ve also effectively eliminated a layer of field management and incorporated that into the regional management structure, so we basically have one less layer between the corporate office and the programs. So there was a level of savings there. And then the corporate office was the other portion.

And I would say that there’s a little bit more disproportionate waiting to the corporate office, a little less waiting to the regional just because of the numbers of people involved, and then the site closure SG&A savings is about proportional to the overall total savings.

Matt Ripperger:	Would you care to give a pro forma corporate expense number?

Henry Hirvela:	Not at this moment.

Matt Ripperger:	Okay, thanks very much.

Henry Hirvela:	You’re welcome.

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Operator:	Our next question comes from Greg Eisen with ICM Asset Management. Please go ahead.

Greg Eisen:	Thanks, good morning. Would you be willing to give a timeframe as to when you think you could have a decision made on your strategic alternatives?

Rick Slager:	All I’d say at this point, and just being careful, is that we’re well into the process and we are pursuing it with diligence, and we will announce it when we have something to announce. But we are — it is very parallel with what we’re doing from a restructuring perspective, and it is moving ahead at full speed.

Greg Eisen:	Okay, next question, going back to the Cap, you have 10 provider numbers that are subject to the Cap limit right now that are being limited by the Cap issue, and you have some slightly smaller number than that of sites that you’re going to close. The sites that are left to be closed, were they all subject to the Cap or some of them not subject to the Cap?

Rick Slager:	Not all of them were subject to the Cap but the predominant ones were subject to the Cap.

Greg Eisen:	I see, okay. And in your calculation of what you think your cost savings will be for the life of the program, of this restructuring program, was reduction in the Cap expense included in those numbers you’ve given us up till now?

Henry Hirvela:	Yes.

Greg Eisen:	Okay, that was part of it — okay, good. Next question, this quarter, you’ve added personnel to fill holes where you needed it — seems to be what you’re saying — and yet, part of the restructuring plan — let me see if I get this right — is that you’re eventually going to cut back on headcount and patient care expense where it’s appropriate. So is this kind of like one step backward before two steps forward in that regard?

Rick Slager:	I think that’s a good way to put it. And understand this — a piece of that over it is certainly in some of the sites that are still — well, that have been let go as well as sites that will be let go.

Greg Eisen:	I see, okay. And then after the programs are closed or consolidated or sold — let me make sure my numbers are right — you will have essentially 42 programs and four IPUs?

Henry Hirvela:	Six.

Rick Slager:	Six IPUs.

Greg Eisen:	Six IPUs — sorry.

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Rick Slager:	Okay.

Greg Eisen:	Okay, 42 and six — okay. And then I guess my last question — in the press release, you said that the closures will all be completed by the end of calendar 2007, but you’re saying that the cost savings from headcount reductions and adjustments to procedures won’t really be fully realized until the first quarter of fiscal 2009, which is the quarter that ends December 31, 2008, which is essentially a year-and-a-half from today, correct?

Henry Hirvela:	That’s correct. The restructuring plan contemplates basically an 18-month timeframe or six quarters before the full benefit of all the actions are taken. The longest lead time parts of the restructuring plan are process improvements and those process improvements require process reengineering — they require the application of improved technology. We’re not talking about buying new computer systems. We’re going to take the existing ones we have and make them more efficient. And there are a number of initiatives in that area to support the purchasing of services and goods that we need to deliver medical care to pay nursing homes for room and board for our patients who are residents in nursing homes. We also have initiatives under way to improve the delivery and the efficiency of the delivery of information to families and to referring physicians.

These initiatives take time. Most of them began at the beginning of the year. We’re making good progress, but they are going to just take time to finish up implementing because we have to not only implement here in this office but also implement in the field with training and then the continued support, and those are going to just take a little bit longer. We’ll get it all done in the 18-month timeframe, but we will not be able to deliver all of the cost savings in the restructuring plan until those efforts are completed.

Greg Eisen:	I follow, and that takes some explanation and you just did for us to fully understand kind of the time disconnect between shutting down programs and seeing cost savings.

Henry Hirvela:	Yeah, I’m sorry — we could have been clearer on that in the communication before, so.

Greg Eisen:	Yeah, I understand it’s a complex thought, but I guess my follow-up question would be, can you tell us what percentage of the total cost savings bucket, which you’ve announced for the whole restructuring, would be allocable to the process improvements?

Henry Hirvela:	Probably somewhere in the order of — oh, I don’t know — 25 to 30 percent, somewhere in that order.

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Greg Eisen:	Okay, I can live with that. That was it for my questions right now, thank you.

Rick Slager:	Thank you.

Operator:	Once again, ladies and gentlemen, if there are any additional questions, please press the star followed by the one at this time. If you are using a speakerphone, please lift your handset before pressing the numbers.

At this time, I am showing no questions in the queue. I’d like to turn the call back over to management for their concluding remarks.

Rick Slager:	Thanks again everybody for being on the call. We appreciate the opportunity to speak with you and we are looking forward to seeing some of the fruits of these efforts starting to be very visible, hopefully through this quarter, and we feel that they will be. So I just wanted to thank you. As I said, we’re pleased by the fact that we are seeing a reduction in the SG&A. There are some things that are starting to really pop forward. The Cap reduction has been a positive thing, as well as, although not kind of an increase we’d like to see but starting to see, a little bit of increase from a census perspective at those sites that will be going forward. And certainly, we’ll look forward to updating you at the next call unless there’s another announcement before that. So we look forward to talking to you again and thanks for being on the call.

Operator:	Ladies and gentlemen, this does conclude the VistaCare Third Quarter 2007 Earnings Conference Call. You may now disconnect and we thank you for using ACT Teleconferencing.
END

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